Item 77C

Scudder Gold and Precious Metals Fund, a series of SCUDDER MUTUAL FUNDS, INC.

The Proxy Statement on Schedule 14A for Scudder Gold and Precious Metals Fund, a series of Scudder Mutual Funds, Inc. (File No. 811-5565), is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on February 22, 2002.